Exhibit 99.1

FROM:

Newtek Business Services

212 West 35th Street

New York, NY 10001

http://www.thesba.com

For more information:

Rubenstein Public Relations

Telephone: (212) 843-9335

Contact: Jonathan Goldberg / jgoldberg@rubensteinpr.com

Summit Partners

Telephone: (617) 824-1047

Contact: Joan Miller / Jmiller@summitpartners.com

FOR IMMEDIATE RELEASE

Newtek Business Services, Inc. Signs Agreement with Summit Partners for

$10-$15 Million in Mezzanine Loan

NEW YORK and BOSTON, MA – April 30, 2012 – Newtek Business Services (NASDAQ: NEWT), The Small Business Authority, announced today that it has signed an agreement and simultaneously received $10 million in mezzanine debt from a group of lenders led by Summit Partners, a growth equity firm that makes equity and credit investments in rapidly growing companies across North America, Europe, and Asia. Based on conditions that Newtek expects will occur, the company will be able to draw an additional $5 million within six months from the initial closing date. The financing will be used to support Newtek’s continued growth and provide working capital necessary to expand its product offerings. Additional details regarding the transaction are included with the filing made by the Company with the Securities and Exchange Commission.

Barry Sloane, Chairman, President and CEO of The Small Business Authority commented, “We are very happy about our new relationship with Summit Partners as an established major investor of equity and debt capital for growth businesses. We plan on using this additional liquidity primarily to build our fast-growing small business lending platform, and also provide working capital to enhance and grow our “Small Business Authority” brand of business services with emphasis on expanding our offerings of cloud computing solutions. We are confident this capital will provide us with the foundation to grow well beyond our 2012 guidance as this financing is for five years with interest only. We welcome the experience and relationships that Summit Partners brings to bear.”

Gregg Nardone, Managing Director of Summit Partners’ credit affiliate, Summit Partners Credit Advisors, said, “The Small Business Authority provides a full suite of high-quality business and financial services that help entrepreneurs increase revenues, reduce expenses, and minimize risks. We are pleased to partner with Newtek Business Services and support Barry and his team’s efforts to enhance and expand this robust platform.”

About Newtek Business Services, Inc.

Newtek Business Services, The Small Business Authority, provides the following products and services:

•

Electronic Payment Processing: eCommerce, electronic solutions to accept non-cash payments, including credit and debit cards, check conversion, remote deposit capture, ACH processing, and electronic gift and loyalty card programs.

•

Managed Technology Solutions (Cloud Computing): Full-service web host, which offers eCommerce solutions, shared and dedicated web hosting and related services including domain registration and online shopping cart tools.

•	eCommerce: A suite of services that enable small businesses to get up and running on-line quickly and cost effectively, with integrated web design, payment processing and shopping cart services.

•	Business Lending: Broad array of lending products including SBA 7(a) and SBA 504 loans through our lending subsidiary, Newtek Small Business Finance, Inc.

•	Insurance Services: Commercial and personal lines of insurance, including health and employee benefits in all 50 states, working with over 40 insurance carriers.

•	Web Services: Customized web design and development services.

•	Data Backup, Storage and Retrieval: Fast, secure, off-site data backup, storage and retrieval designed to meet the specific regulatory and compliance needs of any business.

•	Accounts Receivable Financing: Receivable purchasing and financing services.

•	Payroll: Complete payroll management and processing services.

Newtek Business Services, Inc., The Small Business Authority, is a direct distributor of a wide range of business services and financial products to the small- and medium-sized business market under the Newtek® brand. Since 1999, Newtek has helped small- and medium-sized business owners realize their potential by providing them with the essential tools needed to manage and grow their businesses and to compete effectively in today’s marketplace. Newtek provides its services to over 100,000 business accounts and has positioned the Newtek® brand as a one-stop-shop provider of such business services. According to the U.S. Small Business Administration, there are over 27.5 million small businesses in the United States, which in total represent 99.7% of all employer firms.

About Summit Partners

Summit Partners (www.summitpartners.com) is a growth equity firm that invests in rapidly growing companies. Founded in 1984, Summit has raised more than $14 billion in capital and provides equity and credit for growth, recapitalizations, and management buyouts. Summit has invested in more than 340 companies across a range of industries. These companies have completed more than 125 public offerings, and in excess of 130 have been acquired through strategic mergers and sales. Summit Partners has offices in Boston, Palo Alto, London and Mumbai.

In the United States of America, Summit Partners operates as an SEC-registered investment advisor. In the United Kingdom, this document is issued by Summit Partners Limited, a firm authorized and regulated by the Financial Services Authority. Summit Partners Limited is a limited company registered in England and Wales with company number 4141197, and its registered office is at 20–22 Bedford Row, London, WC1R 4JS, UK. This document is intended solely to provide information regarding Summit Partners’ potential financing capabilities for prospective portfolio companies

Note Regarding Forward Looking Statements

Statements in this press release including statements regarding Newtek’s beliefs, expectations, intentions or strategies for the future, may be “forward-looking statements” under the Private Securities Litigation Reform Act of 1995. All forward-looking statements involve a number of risks and uncertainties that could cause actual results to differ materially from the plans, intentions and expectations reflected in or suggested by the forward-looking statements. Such risks and uncertainties include, among others, intensified competition, operating problems and their impact on revenues and profit margins, anticipated future business strategies and financial performance, anticipated future number of customers, business prospects, legislative developments and similar matters. Risk factors, cautionary statements and other conditions, which could cause Newtek’s actual results to differ from management’s current expectations, are contained in Newtek’s filings with the Securities and Exchange Commission and available through http://www.sec.gov.

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